A special meeting of the fund's shareholders was held on May 12, 2015. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
Elizabeth S. Acton
Affirmative	77,581,512,724.09	94.309
Withheld	4,681,595,131.74	5.691
TOTAL	82,263,107,855.83	100.000
John Engler
Affirmative	77,235,029,401.53	93.888
Withheld	5,028,078,454.30	6.112
TOTAL	82,263,107,855.83	100.000
Albert R. Gamper, Jr.
Affirmative	77,268,568,490.51	93.929
Withheld	4,994,539,365.32	6.071
TOTAL	82,263,107,855.83	100.000
Robert F. Gartland
Affirmative	77,545,384,692.59	94.266
Withheld	4,717,723,163.24	5.734
TOTAL	82,263,107,855.83	100.000
Abigail P. Johnson
Affirmative	77,356,390,361.37	94.036
Withheld	4,906,717,494.46	5.964
TOTAL	82,263,107,855.83	100.000
Arthur E. Johnson
Affirmative	77,271,251,758.26	93.932
Withheld	4,991,856,097.57	6.068
TOTAL	82,263,107,855.83	100.000
Michael E. Kenneally
Affirmative	77,580,680,421.27	94.308
Withheld	4,682,427,434.56	5.692
TOTAL	82,263,107,855.83	100.000
James H. Keyes
Affirmative	77,389,839,684.09	94.076
Withheld	4,873,268,171.74	5.924
TOTAL	82,263,107,855.83	100.000
Marie L. Knowles
Affirmative	77,416,264,861.99	94.109
Withheld	4,846,842,993.84	5.891
TOTAL	82,263,107,855.83	100.000
Geoffrey A. von Kuhn
Affirmative	77,407,603,118.64	94.098
Withheld	4,855,504,737.19	5.902
TOTAL	82,263,107,855.83	100.000
PROPOSAL 2

To approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of Fidelity U.S. Government Reserves to Fidelity Government Money Market Fund in exchange solely for shares of beneficial interest of Fidelity Government Money Market Fund and the assumption by Fidelity Government Money Market Fund of Fidelity U.S. Government Reserves' liabilities, in complete liquidation of Fidelity U.S. Government Reserves.B

	# of Votes	% of Votes
Affirmative	1,023,408,600.62	88.565
Against	72,527,085.50	6.277
Abstain	48,552,091.62	4.202
Broker Non-Votes	11,058,473.67	0.956
TOTAL	1,155,546,251.41	100.000
A Denotes trust-wide proposal and voting results. B The special meeting of shareholders of U.S. Government Reserves reconvened on June 8, 2015 with respect to this proposal.